Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

“COCA-COLA BOTTLING CO. CONSOLIDATED LOGO APPEARS HERE”		News Release
	Media Contact:	Lauren C. Steele
VP Corporate Affairs
704-557-4551
	Investor Contact:	David V. Singer
Executive VP & CFO
704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
April 21, 2004	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2004 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $2.8 million or $.31 per share for the first quarter of 2004. These results compare to net income of $1.4 million or $.16 per share in the first quarter of 2003.

The Company’s net sales grew by 2.7% in the first quarter of 2004 as a 1% decline in bottle/can volume was more than offset by an increase in average revenue per case of 3.5%. Income from operations in the first quarter of 2004 increased approximately 21%; however, this improvement included nonrecurring favorable adjustments of approximately $2.0 million, primarily for certain customer-related marketing programs.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial results in the first quarter are encouraging. This is the second consecutive quarter with solid improvement in average revenue per case, which has driven higher operating income despite lower volume. Although volume was down modestly, it should be noted that this decline is in the face of a relatively large increase in average revenue per case. Innovation has become increasingly important to the Company’s volume growth and the first quarter of 2004 benefited from sales of Sprite Tropical Remix and diet Coke with Lime, which helped support volume during a period of increasing selling prices. In addition, we are actively considering several new brands and packages for introduction during 2004.” Mr. Harrison also said the Company continues to focus on reducing its debt through limiting capital spending and working capital management. Debt at the end of the first quarter of 2004 was down by $66 million as compared to the end of the first quarter of 2003.

William B. Elmore, President and COO, said, “Although overall volume was down modestly, Dasani volume was up 10% and our strong portfolio of diet brands grew by 8%, led by an excellent initial trial of diet Coke with Lime.” Mr. Elmore also said that the Company has several initiatives underway that will help improve productivity and limit the growth of operating expenses through the balance of 2004 and beyond.

Cautionary Information Regarding Forward-Looking Statements.

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: the introduction of new brands and packages during 2004; a continued focus on reducing debt by limiting capital spending and working capital management; and several initiatives that will help drive productivity and limit the growth of operating expenses through the balance of 2004 and beyond. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; higher than expected fuel prices; unfavorable interest rate fluctuations; adverse weather conditions; inability to increase selling prices to offset higher raw material costs and maintain margin; terrorist attacks, war or other civil disturbances; changes in financial markets; significant changes in the Company’s public debt ratings and an inability to meet projections in acquired bottling territories. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 33 and 34 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2004	2003
Net sales	$282,727	$275,200
Cost of sales, excluding depreciation expense shown below	142,210	140,651

Gross margin	140,517	134,549
Selling, delivery and administrative expenses, excluding depreciation expense shown below	106,570	101,979
Depreciation expense	17,652	19,015
Amortization of intangibles	795	698

Income from operations	15,500	12,857

Interest expense	10,308	10,371
Minority interest	447	116

Income before income taxes	4,745	2,370
Income taxes	1,950	963

Net income	$2,795	$1,407

Basic net income per share	$.31	$.16

Diluted net income per share	$.31	$.16

Weighted average number of common shares outstanding	9,063	9,043

Weighted average number of common shares outstanding - assuming dilution	9,063	9,043